EXHIBIT 99.2
Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES ADDITIONAL INFORMATION FOR
LIQUIDATING TRUST INTEREST BENEFICIARIES AND FOR CLASS 17A CLAIMANTS

SEATTLE, April 3, 2012 – The WMI Liquidating Trust (the “Liquidating Trust”), which was formed pursuant to the recently confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today announced that on or about April 16, 2012, it will begin issuing summary statements to holders of Liquidating Trust Interests who returned a Form W-8 or Form W-9 in connection with the solicitation of acceptances on and elections pursuant to the Plan.  As previously announced, the Plan became effective on March 19, 2012.

The summary statements to be issued on or about April 16, 2012, will provide a summary of the value of a particular holder’s Allowed Claim (as defined in the Plan) as of the Effective Date, distributions made with respect to such claim, and the balance of Liquidating Trust Interests held by that holder after giving effect to such distributions made on March 23, 2012.  An initial valuation of the Liquidating Trust Interests also will be included in these statements, for tax reporting purposes.  At the end of each calendar quarter, subsequent statements reflecting updated information will be mailed to holders of Liquidating Trust Interests.

The Liquidating Trust also announced today that on March 23, 2012, consistent with the Plan, a onetime disbursement of $326.8 million (or $335 million less a “holdback” in respect of the payment of certain professional fees as contemplated by the Plan) was made to members of Class 17A (as described in the Plan) across holders of approximately $6.1 billion of claims (after giving effect to adjustments for applicable exchange rates for foreign currency, if any) and that no additional distributions of cash or Liquidating Trust Interests will be issued to members of Class 17A.  The chart below summarizes the cash distribution rates for Class 17A by security and CUSIP.

Security	Target CUSIP / ISIN	Cash Distribution Rate (in issuance currency) per 1,000 of Principal in Currency of Respective Issuance	Cash Distribution Rate (in $USD) per 1,000 of Principal in Currency of Respective Issuance 1
WMB Senior Note Due Feb. 2011	93933VAY4	$53.938837	$53.938837
WMB Senior Note Due May 2009	93933VAZ1	$53.943818	$53.943818
WMB Senior Note Due June 2010	93933VBD9	$54.492488	$54.492488

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1 Payments were made in U.S. dollars at the mid-day spot rate on the petition date, September 26, 2008.  Specifically, the exchange rates used were $1.4596 per Euro and $1.8400 per GBP.

WMB Senior Note Due June 2010	93933VBE7	$53.746629	$53.746629
WMB Senior Note Due Nov. 2009	93933VBF4	$53.922068	$53.922068
WMB Senior Note Due Sept. 2011	XS0266770840 2	€53.811432	$78.543167
WMB Senior Note Due Feb. 2012	XS0284968426 2	£54.165377	$99.664294

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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2 ISINs held through Euroclear and Clearstream in non-U.S. foreign currency denominations.